EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heartland Financial USA, Inc.:

We consent to the use of our reports dated March 1, 2017, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three‑year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this registration statement.

Des Moines, Iowa
December 19, 2017